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                                   EXHIBIT 11
                                KMART CORPORATION
                INFORMATION ON COMPUTATION OF EARNINGS PER SHARE


     ($ Millions, except per share data)                                           13 Weeks Ended            26 Weeks Ended
                                                                             ----------    -----------   ---------    ----------
                                                                               July 29,       July 30,    July 29,     July 30,
                                                                                1998            1997        1998        1997
                                                                             ----------    -----------   ---------    ----------
     I.  Basic earnings per common share:

          (a) Net income                                                     $       80    $        31   $     127    $       45
                                                                             ==========    ===========   =========    ==========

          (b) Weighted average common shares outstanding                     $    492.9          487.1       491.3         486.2
                                                                             ==========    ===========   =========    ==========
          Basic earnings per common share:


          Net income (a)/(b)                                                 $     0.16    $      0.06   $    0.26    $     0.09
                                                                             ==========    ===========   =========    ==========


    II. Earnings per common and common equivalent share assuming dilution:

          Income from operations                                             $       80    $        31   $     127    $       45
          Add:  Dividends Preferred Stock, Net                                       12             12          25            24
                                                                             ----------    -----------   ---------    ----------
          (c) Net income                                                     $       92    $        43   $     152    $       69
                                                                             ==========    ===========   =========    ==========

          Weighted average common shares outstanding                              492.9          487.1       491.3         486.2
          Weighted average trust convertible preferred securities outstanding      66.7           66.7        66.7          66.7

          Stock Option Activity                                                    11.0            5.0        10.2           5.0
                                                                             ----------    -----------   ---------    ----------

          (d) Applicable common shares, as adjusted                               570.6          558.8       568.2         557.9
                                                                             ==========    ===========   =========    ==========
          Diluted earnings per common and common equivalent share:

          Net income (c)/(d)                                                 $     0.16    $      0.08   $    0.27    $     0.12
                                                                             ==========    ===========   =========    ==========
                                                                                               (1)          (1)           (1)

(1) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13 of SFAS 128 because it produces an anti-dilutive result.